Exhibit 99.1
Dr. Frank J. Bellizzi Appointed President of Zila’s Pharmaceutical Division; New President to Lead Zila Pharmaceuticals in Becoming the Standard of Care for Oral Cancer Detection
PHOENIX—(BUSINESS WIRE)—May 25, 2006—Zila, Inc. (Nasdaq: ZILA) has appointed Frank J. Bellizzi President of its wholly owned subsidiary, Zila Pharmaceuticals, Inc., as well as Executive Vice President of Business Development for Zila, Inc.
“Frank’s clinical background in oral care combined with his significant experience building and transforming businesses is ideally suited for leading Zila’s effort to dramatically grow our cancer detection business,” said Douglas D. Burkett, Ph.D., Chairman, Chief Executive Officer and President of Zila. “Making ViziLite(R) Plus & OraTest(R) the gold standard for oral cancer detection, is the first step in our strategy to globally expand our product line to address other forms of cancer.”
Dr. Bellizzi has over 15 years of experience, within and beyond the Life Science industry, across operations, finance, strategic business development and investment banking. Most recently, Dr. Bellizzi was Managing Director of Indalo Ventures, a specialty advisory and investment firm he founded to incubate, launch and scale emerging, high growth businesses. Early in his career, Dr. Bellizzi founded the Urban Dental Education Project, an oral care education program serving the Philadelphia public school system. He was also involved in new product development studies and product testing for Johnson & Johnson, Colgate-Palmolive and Pfizer oral care products.
In several senior-level positions in private equity investing and consulting, Dr. Bellizzi focused on major Life Science sectors such as pharmaceuticals, medical devices and health systems. In 1993, as a member of the management consulting firm Booz, Allen & Hamilton’s Health Industries Practice, he facilitated a number of high-profile engagements, including the merger integration of two leading West Coast health systems and the acquisition strategy for a leading New York health system. In addition, as Chief Financial Officer and Chief Operating Officer of Streampipe, a rich media software company, he architected all aspects of the company’s growth and successful sale.
“For over four decades statistics for oral cancer have remained unchanged. Two-thirds of oral cancer is detected at stage three or four, at which point the five-year survival rate is only 57%. The gravity of this situation is underscored by a recent American Cancer Society report that cited an increase in incidences and deaths from oral cancer while death rates for several other cancers decreased. Zila Pharmaceuticals’ ViziLite Plus is a breakthrough technology that has the potential to save tens of thousands of lives every year,” said Dr. Bellizzi. “I am pleased to be joining Zila at this very important time in its development and am honored to be able to lead a company that has technology with the potential to dramatically alter the oral cancer landscape.”
Among other accomplishments spanning a varied, almost two decade-long career, he has been a consultant to the American Hospital Association as well as Merck and Schering-Plough, an advisor to the Czech Republic’s Ministry of Health, and a special assistant in the United States Department of Health & Human Services. Dr. Bellizzi holds an MBA from The Wharton School, a Doctorate in Dental Medicine from The University of Pennsylvania, and a Bachelor of Science degree from Georgetown University.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Pharmaceuticals, marketer of products to promote oral health and prevent oral disease, including ViziLite(R) Plus oral examination kits and Peridex(R) prescription periodontal rinse.

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila(R) Tolonium Chloride and OraTest(R) technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C(R) and Ester-E(R), branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2005.
CONTACT: Zila, Inc.
Andrew Stevens, 602-266-6700
or
The Investor Relations Group
Investor Relations: Antima “Taz” Sadhukhan / Dian Griesel
Media: Kevin Murphy
212-825-3210
SOURCE: Zila, Inc.